Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

Investor Contact:	Brad Cohen Integrated Corporate Relations, Inc. 330/463-6865 http://www.joann.com

JO-ANN STORES ADDS CHAIRMAN POSITION TO ITS CURRENT CEO SEARCH

HUDSON, OH – February 28, 2006 – Jo-Ann Stores, Inc. (NYSE:JAS), announced today that it has decided to add the responsibilities of Chairman of the Board to its previously announced search for a new President and Chief Executive Officer. Alan Rosskamm, the Company’s current Chairman, President and Chief Executive Officer will step down from his positions with the Company and become an outside director upon the naming of his replacement.

Mr. Rosskamm stated: “As a major shareholder and director, I have both a strong desire and fiduciary duty to make sure that we attract the most qualified and capable chief executive to guide the Company’s future growth, while maximizing value for all our shareholders. The board and I believe that expanding the role to include the responsibilities of Chairman will attract the broadest range of qualified candidates.”

Gregg Searle, Jo-Ann’s Lead Director, said: “Alan’s decision to step down as Chairman, in order to ensure that we have access to the best possible candidates, is consistent with his unwavering commitment to doing whatever is in the best interests of the Company’s success. We are especially appreciative of his extraordinary and continuing efforts over the last several months in addressing the challenges facing the Company in light of general softness in the industry.”

The CEO search is being conducted by SpencerStuart, a national executive search firm, at the direction of a Search Committee chaired by Tracey Thomas Travis, a director of the Company.

Jo-Ann Stores, Inc. (http://www.joann.com) is the leading national fabric and craft retailer with locations in 47 states, operating 681 Jo-Ann Fabrics and Crafts traditional stores and 157 Jo-Ann superstores.